Exhibit 99.2

Resignation Letter of Eric Goehausen

January 2, 2018

Dear Austin and Stephen:

Regrettably, I hereby tender my resignation from the Board of Directors of MEDITE Cancer Diagnostics.

Sincerely,
Eric

/s/ Eric M. Goehausen